UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 26, 2005

BEIJING MED-PHARM CORPORATION

(Exact name of registrant specified in its charter)

Delaware	000-51409	20-0434726

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania	19462

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(610) 940-1675

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 26, 2005, Beijing Med-Pharm Corporation (the “Company”) entered into an Exclusive Patent and Know How License Agreement (the “License Agreement”) with pSiMedica Ltd. (“Psimed”) and Psimed’s wholly-owned subsidiary, Psioncology Pte. Ltd. (the “Licensor”). Under the License Agreement, the Licensor granted to the Company an exclusive right and license to the pSiMedica P 32 brachytherapy product within the People’s Republic of China, the Hong Kong Special Administrative Region, and the Macau Special Administrative Region (collectively, the “Territory”), within the field of P32 BioSilicon microparticles for use in the treatment or monitoring of certain solid cancerous tumors.
     The term of the license commenced on the date of the License Agreement and, unless earlier terminated due to, for example, the Company’s material breach or failure to commercialize, will expire on the later of: (i) the date on which the last patent granted with a valid claim covering a product under the license (each such product, a “Licensed Product”) ceases to be in force in the Territory; or (ii) ten years from the date the first Licensed Product is first put on the market in the Territory. In addition, the parties are required, within 90 calendar days of the date of the License Agreement, to enter into a manufacturing and supply agreement for the supply of Licensed Products. The License Agreement will terminate immediately if the parties do not enter into a manufacturing and supply agreement within this 90-day period.
     In consideration for the grant of the exclusive license under the License Agreement, the Company paid $375,000 in license fees to the Licensor on the date of the License Agreement and is obligated to make aggregate payments of up to $2,125,000 in the event future milestones are achieved. In addition, the License Agreement obligates the Company to pay to the Licensor royalties in the event Licensed Products are sold by the Company in the future.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEIJING MED-PHARM CORPORATION
Date: November 1, 2005	By:	/s/ FRED M. POWELL
		Name:	Fred M. Powell
		Title:	Chief Financial Officer